Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Mark Ties, CFO XATA Corporation 952-707-5600 mark.ties@xata.com
XATA Corporation Signs Definitive Agreement
to Acquire GeoLogic Solutions, Inc.
MINNEAPOLIS, December 20, 2007—XATA Corporation (Nasdaq:XATA), today announced the signing of a definitive agreement to acquire GeoLogic Solutions, Inc., (“GeoLogic”) for approximately $17.5 million. Consideration for the transaction will be paid in approximately 87 percent cash, 11 percent in notes of XATA and 2 percent in XATA common stock at the time the transaction closes. The transaction is expected to close in the first calendar quarter of 2008 and closing is subject to certain closing conditions.
Based in Herndon, VA, GeoLogic provides the commercial trucking industry with wireless asset management solutions that reduce operational costs while increasing overall efficiency. Its mobile communications and tracking system, MobileMax™, is installed on hundreds of fleets, representing more than 35,000 trucks, across the U.S. GeoLogic is also a Mobile Virtual Network Operator and provides third-party wireless data services through its CrossBridge Solutions platform.
“The acquisition of GeoLogic, when completed, opens the door to new software subscribers in the for-hire segment of the trucking industry. Combined with our expertise in the private fleet segment, this acquisition will provide a platform for significant growth within the over-the-road transportation sector,” said Jay Coughlan, XATA chairman and CEO. “The combination of our two companies will broaden XATA’s footprint in the market and further leverage GeoLogic’s technology and professional staff.”
About XATA
Based in Minneapolis, MN, XATA Corporation (NASDAQ:XATA) is an expert in optimizing fleet operations by reducing costs and ensuring regulatory compliance for the trucking industry. With the introduction of XATANET in 2004, our customers now have access to vehicle data anywhere, anytime, through a fee-based subscription service. Our software and professional services help companies manage fleet operations, enhance driver safety and deliver a higher level of customer satisfaction. XATA provides expert services to develop the business processes required to deliver the profitability, safety and service level demanded by today’s competitive transportation environments. XATA was the first company to introduce electronic driver logs and exception-based management reporting. Today, XATA systems increase the productivity of more than 62,000 trucks at 1,925 distribution centers across North America. For more information, visit www.xata.com or call 1-800-745-9282.
Cautionary note regarding forward-looking statements.

This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, the future prospects of XATA Corporation. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following: (1) the transaction announced in this press release may not be completed, or completed within the expected timeframe; (2) costs or difficulties relating to the integration of the XATA and GeoLogic businesses may be greater than expected and may adversely affect our results of operations and financial condition; (3) the expected benefits of the transaction may take longer than anticipated to achieve and may not be achieved in their entirety or at all; (4) the possibility of continuing operating losses; (5) our ability to adapt to rapid technological change, (6) our dependence on positioning systems and communication networks owned and controlled by others; (7) the receipt and fulfillment of new orders for current products; (8) the timely introduction and market acceptance of new products; (9) the ability to fund future research and development activities; (10) the ability to establish and maintain strategic partner relationships, and (11) other factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended September 30, 2007, and updated in our subsequent reports filed with the SEC. These reports are available at our Web site at www.xata.com and at the SEC Web site at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.
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